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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Definitive Proxy Statement
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PRICE LEGACY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a press release issued by Price Legacy Corporation on November 5, 2004:

NEWS	(PLRE)
FOR IMMEDIATE RELEASE:	November 5, 2004
Contact:	Jeffrey Fisher, CFO, Price Legacy Corporation. 17140 Bernardo Center Drive, Suite 300, San Diego, CA 92128 (858) 675-9400

PRICE LEGACY CORPORATION ANNOUNCES EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2004

San Diego, CA.    (November 5, 2004)—Price Legacy Corporation (NASDAQ: PLRE), a real estate investment trust ("REIT"), today announced that third quarter 2004 Funds From Operations ("FFO"), was $16.1 million or $0.44 per common share, before non-recurring and non-cash charges of $12.4 million, compared to a $2.1 million loss or a ($0.23) loss per common share for the same period in the previous year. The per common share amounts reflect the Company's March 2004 recapitalization transaction and the June and September 2004 redemption of 2.5 million shares of the Company's Series A Preferred Stock. The quarterly results were positively impacted by the Company's previously announced plans to focus on its core assets. The non-recurring charges were related to the redemption transactions and impairments taken on certain assets held for sale (a reconciliation of FFO to net income is included later in this release).

Total revenues for the quarter ended September 30, 2004 were $32.1 million compared to $29.3 million for the quarter ended September 30, 2003. Revenues increased approximately $2.8 million as a result of: (a) leasing activity at our Miami, Florida and Westbury, New York properties; (b) the opening of our properties in Temecula, California and Orlando/Millenia II, Florida; and (c) the acquisition in February 2004 of our joint venture partner's 50% share of an operating property in Fresno, California.

For the nine months ended September 30, 2004, FFO was $30.5 million or $0.91 per common share, before non-recurring and non-cash charges, as compared to $2.1 million or $0.23 per common share for the same period in the previous year. The non-recurring and non-cash charges were related to the Company's recapitalization and redemption transactions ($76.4 million) and notes receivable and assets held for sale impairment ($11.5 million). Total revenue for the nine months ended September 30, 2004 was $94.5 million compared to $89.2 million during the same period in 2003.

During the quarter ended September 30, 2004, the Company continued to execute its previously announced plans of disposing of certain non-core assets and focusing its efforts on its core open-air shopping centers. During the quarter, the Company completed the sales of non-core assets located in Phoenix, Arizona and Farmington, Utah. Also during the quarter, the Company sold its entire investment in the Los Arcos land development project in Scottsdale, Arizona and all of the notes receivable secured by an ownership interest in the Phoenix Coyotes hockey team. The Company used the proceeds from these sales to redeem 1.5 million shares of its Series A Preferred Stock. On October 22, 2004, the Company sold its interest in a hotel in Tusayan, Arizona and received $9.5 million. In connection with this transaction, the Company took a non-cash impairment charge of $3.7 million during the quarter ended September 30, 2004. Based on updated market information, the Company took a non-cash impairment charge of $6.6 million on the Anaheim GardenWalk land during the quarter ended September 30, 2004. The Company continues to market this land for sale.

Leasing

Leasing activity continues to be strong throughout the portfolio. During the third quarter of 2004, the Company executed 12 new leases aggregating approximately 37,000 square feet and 5 renewals aggregating approximately 6,000 square feet. The average rental rate for new leases in the third quarter equaled $19.78 per square foot and rental rates on renewals averaged $15.84 per square foot.

As of September 30, 2004, the portfolio was 96.3% leased and the average annualized base rent per square foot was $11.82. The percentages and base rent include tenants for which signed leases have been executed and occupancy may not have yet occurred.

Proposed Merger Transaction

As previously announced, on August 24, 2004 the Company entered into a definitive merger agreement to be acquired by PL Retail LLC, a joint venture in which affiliates of Kimco Realty Corporation (NYSE: KIM) own a 15% interest and clients advised by DRA Advisors LLC own an 85% interest. Under the terms of the merger agreement, holders of the Company's common stock will receive $18.85 per share in cash plus a prorated common dividend from October 1, 2004 through the closing of the merger. The merger is subject to approval of the Company's stockholders and other closing conditions as described in the merger agreement. The Company's Board of Directors has set November 4, 2004 as the record date for the determination of stockholders eligible to receive the proxy and vote at the annual meeting to be held to consider and approve the merger with PL Retail LLC. A proxy statement, once final, will be mailed together with a proxy card to Price Legacy's stockholders. The final proxy statement will include the date, time and location of the annual meeting.

In connection with the proposed merger, Price Legacy has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC). Prior to the annual meeting, Price Legacy will furnish a definitive proxy statement to its stockholders, together with a proxy card. PRICE LEGACY URGES STOCKHOLDERS TO REVIEW THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC RELATED TO THE PROPOSED MERGER CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS.

The proxy statement and other documents filed with the SEC by Price Legacy are available without charge on the SEC's website at www.sec.gov. A free copy of these documents may also be obtained from Price Legacy's Investor Relations at the address set forth above.

The officers and directors of Price Legacy have interests in the proposed merger, some of which may differ from, or may be in addition to, those of Price Legacy's stockholders generally. In addition, Price Legacy, its officers, directors and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Price Legacy related to the proposed merger. Information about the officers and directors of Price Legacy and the interests they may have in the proposed merger is available in the proxy statement.

Price Legacy acquires, operates, and develops open-air shopping centers nationwide. The Company manages its properties through regional offices located in Arizona, California, Florida, and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings, Inc. For more information on Price Legacy, visit the Company's website at www.PriceLegacy.com.

The following is a reconciliation of net income to FFO (in thousands):

	Three Months Ended September 30			Nine Months Ended September 30
	2004	2003		2004		2003
Net income	$3,329 (1)	$3,628		$34,859	(1)	$20,161
Depreciation and amortization	5,525	5,051		16,436		14,379
Depreciation and amortization of discontinued operations	127	375		407		1,305
Price Legacy's share of joint venture depreciation	113	629		139		1,146
Depreciation of non-real estate assets	(32)	(16)		(106)		(78)
Net (gain) loss on sale of discontinued operations	(80)	(153)		(2,274)		2,368
Net gain on sale of real estate and investments	(123)	824		(12,744)		137

FFO before preferred dividends	8,859	10,338		36,717		39,418
Preferred dividends	(3,036)	(12,486	)(2)	(17,736	)(3)	(37,270	)(4)
Preferred stock conversion and redemption	(2,136)	—		(76,370)		—

FFO *	$3,687	$(2,148)		$(57,389)		$2,148

Weighted average shares of common stock outstanding	36,920 (5)	9,250	(6)	33,457	(5)	9,252	(6)
Shares of common stock outstanding	36,921 (5)	9,250	(6)	36,921	(5)	9,250	(6)

* A description of the Company's use of non-GAAP information is provided below under "Use of Non-GAAP Financial Measures."

(1)
Includes $10.3 million of non-cash impairment taken on certain assets held for sale

(2)
Includes $2.8 million of non-cash dividends accrued on our Series B preferred stock (which was eliminated in the recapitalization transaction)

(3)
Includes $2.2 million of non-cash dividends accrued on our Series B preferred stock

(4)
Includes $8.4 million of non-cash dividends accrued on our Series B preferred stock

(5)
Post recapitalization transaction (including 1-for-4 reverse stock split)

(6)
Retroactively adjusted for 2004 1-for-4 reverse stock split

Use of Non-GAAP Financial Measures

FFO is a supplemental non-GAAP financial measurement used as a standard in the REIT industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income or as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures and adjusted for preferred dividends. FFO as presented herein may not be comparable to similarly titled measures reported by other companies.

Safe Harbor Statement

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward- looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include the possibility that the proposed merger may not be consummated on the terms described in this release, or at all, the possibility that the intended benefits of the proposed merger may not be fully realized, changes in general economic conditions, real estate conditions, competition, litigation, financial performance of Price Legacy's properties, joint ventures and investments, and environmental and other liabilities. Price Legacy refers you to the documents it files from time to time with the SEC available through Price Legacy's website at

www.PriceLegacy.com, which discuss these and other factors that could adversely affect Price Legacy's results. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.

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PRICE LEGACY CORPORATION ANNOUNCES EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2004